(1) Top Up.

and

(2) SpeedTelecom1 LLC

Incoming service

Agreement for the provision of the Top UP *Incomingservice*

between

Top Up., an Italian company with registered office at Via Buozzi no. 5, 27100 Pavia, listed in the Register of Companies of the Pavia Register of Enterprises under no. 309043, Tax Code and VAT registration No. 01593300187, represented by its Managing Director, Mr. Gianluigi Salerno ("**TOP UP**")

and

SpeedTelecom1 LLC a N.Y. company with registered office at 1 Penn Plaza, suite 6241, Tax ID27-0567419, represented by its Managing Director, Mr. Joshua Travagli (the "**Customer**")

(hereinafter, TOP UP and the Customer may be referred to jointly as the "**Parties**" and individually as the "**Party**").

Whereas:

(a) TOP UP is thus in a position to provide the widest range of telecommunications services at both national and international levels, by using its own optical fibre infrastructures and through interconnection with other telecommunications operators;

(b) with specific reference to the purposes of this Agreement, TOP UP provides a telecommunications service called the "*TOP UPservice*", which consists in TOP UP accepting voice telephone traffic via TOP UP non-geographic telephone numbers or via carrier selection code assigned to TOP UP (hereinafter, the "**Service**");

(c) the Customer is in possession of all licences, authorisations and/or similar approvals required to conduct its business in the telecommunications industry and has applied to TOP UP in order to make use of the Service;

(d) the Parties have met on several occasions in order to better define and understand the specifications of the provision of the Service and, by way of this Agreement, intend to establish the terms and conditions under which TOP UP shall provide the Service to the Customer.

The above having been stated, the Parties hereby agree as follows:

Article 1 - Recitals and Annexes

The recitals hereto and the following documents form an integral and substantive part of this Agreement:

(i) the Order Form, signed by the Customer, containing the technical description, the type, the specifications, the performance functions and the special conditions of the Service (the "**Order Form**"); and

(ii) the Price List in force when this Agreement is executed, containing the financial conditions under which the Service is provided.

Article 2 - Purpose

2.1 The purpose of this Agreement is the provision of the Service by TOP UP to the Customer. This Agreement does not include the provision of the TOP UP equipment

required to provide the Service, which shall be connected to equipment owned by the Customer.

2.2 TOP UP will take due care and will make all reasonable efforts required in order to provide telecommunications services in compliance with applicable laws and so as to ensure that it provides the Customer with a high standard of the Service.

2.3 Upon receipt of this Agreement signed by the Customer, TOP UP will ascertain the technical feasibility of the provision of the Service and will apply for the authorisations to carry out any civil works that may be necessary. TOP UP will then send the Customer written confirmation of the date on which the Service will be activated.

Article 3 - The Customer's Obligations

3.1 For the entire duration of this Agreement, the Customer must:

(i) not use the Service for illegal purposes or to make nuisance calls or to communicate in any way that violates applicable laws and regulations or that could cause disturbance to third parties, and must not permit others to do so;

(ii) use, for connection to the TOP UP network, only type-approved telephones, lines, cables, plugs and other equipment, or those authorised under applicable legislation, and must follow the instructions for their use;

(iii) follow the relating technical instructions when using its own equipment in connection with TOP UP equipment;

(iv) comply with the provisions of this Agreement and follow the instructions imparted by TOP UP, when using the TOP UP network;

(v) ensure that TOP UP is in a position to carry out the works required in order to provide the Service in the Customer's premises specified in the Order Form, in compliance with TOP UP's indications, and must permit access to TOP UP's technicians and representatives during the times to be agreed upon. Pursuant to Legislative Decrees nos. 277/1991 and 626/1994, as amended, the Customer must provide TOP UP with detailed information on any safety hazards in the Customer's premises. TOP UP will be obliged to comply with all reasonable provisions established by the Customer, or provided by the law, regarding the safety of individuals;

(vi) pay the fees invoiced by TOP UP for the Service, even when the Service is used by third parties without the Customer's authorisation;

(vii) compensate TOP UP for any damages, costs and expenses, and indemnify TOP UP against any liability, that may derive from the Customer's default or from unauthorised forms of use of the Service;

(viii) not open, dismantle or tamper with the equipment owned by TOP UP and must not call in third parties to carry out repairs, tamper with or work on such equipment for any reason;

(ix) promptly inform TOP UP of expected or foreseeable significant increases in traffic (*e.g.* following an advertising campaign by the Customer) or of which the Customer may, in any event, be aware, so as to permit TOP UP to take appropriate measures in order to protect the TOP UP network.

3.2 The Customer acknowledges that the numbers allocated to the Customer pursuant to this Agreement are owned by TOP UP or by a partner.

3.3 Simultaneously with the execution of this Agreement, the Customer shall deliver to TOP UP

[*a first-demand bank guarantee securing the payment of the obligations contemplated in this Agreement, in an amount corresponding to the Credit Limit defined in Clause 4.5 hereof. Such guarantee must be furnished by a leading European bank, in a form approved by TOP UP and granted for the benefit of TOP UP*] or

[*an interest-free guarantee deposit in an amount corresponding to the Credit Limit defined in Clause 4.5 hereof*].

3.4 If the Customer does not comply with the provisions contained in Clause 3.3 above, TOP UP may refuse to activate the Service and may demand the termination of this Agreement pursuant to Clause 8.2 hereof.

Article 4 - Fees and Payments

4.1 The Customer shall be obliged to pay the prices specified in the Price List. TOP UP reserves the right to make changes to the Price List and will inform the Customer of such changes at least seven days before their entry into force. The Customer will be entitled to withdraw from this Agreement within seven days of its receipt of such information regarding changes to the Price List; otherwise, the changes to the Price List will be deemed approved by the Customer.

4.2 The offset of any Customer credits against payments due will not be permitted. The lodging of a complaint will not give the Customer the right to delay or to withhold payments.

4.3 Fees relating to traffic (+ VAT) will be invoiced at the end of each month. Fees relating to the Service based on a monthly rental (+ VAT) will be invoiced at the beginning of each month. Fees relating to installations or to any other type of works (+ VAT) will be invoiced after their completion. The Customer must pay all invoices within 30 days of their date of issue.

4.4 In the event of late payment, subject to the provisions of Clauses 8.2 and 8.3 hereof and without prejudice to all of its other rights, TOP UP shall notify the Customer in writing and may, at its final discretion:

(i) charge the Customer interest on arrears at the ABI prime rate in force at the time, increased by three percentage points or, in any event, within the limits permitted by applicable legislation;

(ii) [*enforce the first-demand bank guarantee furnished in accordance with Clause 3.3 hereof*] or [*appropriate the unpaid amount from the interest-free guarantee deposit*].

In this event, the Customer shall restore [*the first-demand bank guarantee furnished in accordance with Clause 3.3 hereof*] or [*the interest-free guarantee deposit lodged in accordance with Clause 3.3 hereof*] within ten days of receipt of TOP UP's written notice.

4.5 The Customer's total exposure in relation to invoiced fees and/or fees for the Service received still to be invoiced cannot exceed the amount of Euro 5.000,00 or any different amount of which the Customer will be informed in writing from time to time (the "**Credit Limit**").

4.6 If the Customer should exceed the Credit Limit, TOP UP shall notify the Customer in writing and may, at its final discretion:

(i) immediately suspend provision of the Service (giving the Customer notice thereof by fax confirmed by telegram);

(ii) terminate this Agreement pursuant to Clause 8.2 hereof;

(iii) enforce [*the first-demand bank guarantee furnished in accordance with Clause 3.3 hereof*] or [*confiscate the interest-free guarantee deposit lodged in accordance with Clause 3.3 hereof*].

In this event, the Customer shall restore [*the first-demand bank guarantee furnished in accordance with Article 3.3 hereof*] or [*the interest-free guarantee deposit lodged in accordance with Article 3.3 hereof*] within ten days of receipt of TOP UP's written notice.

Article 5 - TOP UP Equipment

5.1 TOP UP may install the TOP UP equipment required to provide the Service in the Customer's premises specified in the Order Form. Under its own direction and at its own expense, the Customer shall make suitable locations, areas, electric conduits and electric power available to TOP UP so that TOP UP can install and keep the equipment for the provision of the Service in such locations and areas.

5.2 From the time of its actual delivery to the Customer's premises and until it is returned, the installed equipment will remain the exclusive property of TOP UP and will be loaned gratuitously to the Customer. The Customer must thus exercise the utmost care and diligence in its custody of the TOP UP equipment; the Customer shall also undertake all risks relating to the deterioration of the TOP UP equipment (even when in departure from the provisions of Article 1805 of the Italian Civil Code) and cannot assign it to third parties, pledge it, nor establish any guarantee right on it, and must oppose any enforcement procedure on such equipment by third parties. Upon the termination of this Agreement, the Customer must give TOP UP, and ensure that TOP UP is given, immediate access to the premises in which the equipment is kept in order to remove it.

5.3 TOP UP will not be liable for the deterioration of products kept in the Customer's premises deriving from the installation, repair or removal of the TOP UP equipment and of the relating wiring by TOP UP or by TOP UP's appointees and TOP UP will not be obliged to restore the premises to their former state.

Article 6 - Limitations of Liability

6.1 Subject to the provisions contained in Article 1229 of the Italian Civil Code, TOP UP will not be liable for breakdowns, malfunctions, delays and/or interruptions in the provision of the Service caused by:

(i) *force majeure* events;

(ii) any type of TOP UP equipment used for the Service being tampered with or worked on by the Customer or by third parties who are not authorised by TOP UP;

(iii) incorrect use of the Service or of the TOP UP equipment by the Customer;

(iv) malfunction of the Customer's equipment used and operated by the latter for the provision of the Service;

(v) legislative provisions or rulings imparted by the judicial authorities or by any other authority;

(vi) the Customer's non-compliance with applicable laws or regulations (including laws or regulations regarding safety, fire prevention and accident prevention);

(vii) the default or inefficiency of other telecommunications organisations;

(viii) any restrictions to and/or special conditions regarding access to the building in which the Customer's premises are located that are unilaterally established by the owner of such building. In this case, TOP UP will promptly inform the Customer of any such restrictions to and/or conditions regarding access.

In the event of the occurrence of any of the events contemplated in this Clause 6.1, TOP UP reserves the right to immediately suspend provision of the Service, giving the Customer notice thereof by fax confirmed by telegram.

6.2 The Customer acknowledges that TOP UP is not in a position to exercise any form of control over the content of the information that transits through the TOP UP network or via the Service and therefore cannot be held liable in any manner for the transmission or receipt of such information. The Customer shall therefore undertake all liability relating to the form and content of whatever is introduced to or transmitted via the Service and shall indemnify TOP UP against any damages, losses, claims or actions in this regard that third parties may assert against TOP UP. The Customer undertakes to promptly inform TOP UP of any dispute, claim or proceedings initiated by third parties in relation to the Service that comes to its knowledge or of which it should, in exercising normal due diligence, be aware. The Customer shall be liable for any direct or indirect damages that TOP UP may suffer due to the Customer failing to inform it promptly of any such cases.

6.3 TOP UP will not be liable for any loss incurred by the Customer for advertising costs or for costs relating to preparations for using the Service before the numbers are assigned to the Customer by TOP UP. In any event, TOP UP's liability for any damages suffered by the Customer or by third parties in relation to this Agreement can never, under any circumstance, exceed the total amount of Euro 1.000,00, except in cases of malicious intent and gross negligence.

Article 7 - Abnormal Traffic Levels

7.1 In the event of abnormal traffic levels with respect to those normally recorded for the Customer, TOP UP may, at its final discretion:

(i) immediately suspend provision of the Service, giving the Customer notice thereof by fax confirmed by telegram;

(ii) immediately invoice the traffic recorded and not yet paid for by the Customer;

(iii) enforce [*the first-demand bank guarantee furnished in accordance with Clause 3.3 hereof*] or [*confiscate the interest-free guarantee deposit lodged in accordance with Clause 3.3 hereof*].

7.2 In any event, TOP UP will contact the Customer in order to verify the Customer's recorded traffic volumes. The Service will be restored as soon as TOP UP has verified the validity of the traffic levels and the Customer has paid any sums invoiced by TOP UP and/or has restored the security required pursuant to Clause 3.3 hereof.

Article 8 - Duration and Termination of the Agreement. Modifications to Technology and Suspension of the Service

8.1 This Agreement shall be executed on the date of its signature by both Parties and will enter into force as of the date on which the Service is activated. TOP UP shall provide the Customer with the Service for an initial period of 12 months, commencing on the date on which the Service is activated. After the first 12 months have expired, and unless cancellation has been notified three months before the date of expiry, TOP UP will continue to provide the Service to the Customer for an indefinite period and either of the Parties hereto may withdraw from this Agreement at any time by sending the other Party three months' written notice by registered mail with acknowledgement of receipt.

8.2 Pursuant to and to the effects of Article 1456 of the Italian Civil Code, TOP UP may immediately terminate this Agreement, by informing the Customer by registered letter with acknowledgement of receipt, in the following circumstances:

(i) if the Customer delays payment of, or fails to pay, the fees due pursuant to this Agreement;

(ii) if the Customer fails to comply with the obligations envisaged under Articles 3, 4 and 5 of this Agreement;

(iii) if the Customer infringes the provisions regarding the Credit Limit contained in Clause 4.5 of this Agreement;

(iv) if the Customer goes bankrupt, enters into an arrangement with creditors (including out-of-court arrangements) or is put into receivership, into compulsory liquidation or under special management;

(v) if the Customer's licence and/or authorisation contemplated in point (d) of the recitals to this Agreement is revoked, amended or ceases to be valid or if the Customer does not comply with the conditions established in such licences or does not meet the requisites of applicable laws;

(vi) if abnormal traffic levels are recorded, as contemplated in Article 7 of this Agreement.

8.3 In the event of the occurrence of any of the circumstances envisaged in Clauses 6.2 and 8.2 of this Agreement, TOP UP reserves the right to suspend provision of the Service, giving the Customer three days' prior written notice by registered letter with acknowledgement of receipt, anticipated by fax.

8.4 In any event of the termination of this Agreement, TOP UP may demand the immediate payment of all amounts still owed by the Customer, without prejudice to its right to claim compensation for any other damages.

8.5 TOP UP may modify the technology used to provide the Service in light of technical innovations and will give the Customer prompt notice of such modifications when necessary.

Article 9 - Assignment

Neither of the Parties hereto may assign all or part of this Agreement without first obtaining the other Party's written authorisation. In any event, the assignor shall undertake full and total liability towards the other Party for the assignee's failure to comply with the obligations envisaged in this Agreement and will continue to guarantee the assignee's performance of the obligations provided herein.

Article 10 - General Provisions

10.1 This Agreement is governed by Italian law. Any dispute that may be brought before the law courts shall be remitted by the Parties to the exclusive jurisdiction of the Court of Pavia.

10.2 TOP UP is authorised to contract-out to third parties the work relating to the installation, maintenance and/or repair of the TOP UP equipment.

10.3 Any failure by TOP UP to enforce its rights or other TOP UP claims shall be restricted to the specific circumstances under which it takes place and will not imply TOP UP's waiver of its rights under other circumstances.

Article 11 - Notices

Notices relating to this Agreement must be in writing and sent by registered mail with acknowledgement of receipt or by fax.

Notices to TOP UP must be addressed to: Top Up. , Via Buozzi no. 5, 27100 Pavia. Notices to the Customer must be addressed to: SpeedTelecom1 LLC

Each of the Parties hereto may change its above-provided address by formally notifying the other Party in compliance with the provisions of this Article 11.

Article 12 - Fiscal Clause

Since this Agreement contemplates transactions that are subject to Value Added Tax, pursuant to Articles 3 and 4 of Presidential Decree no. 633 of 26.10.1972 it is subject to registration only in the event of its enforcement and to the payment of the registration tax in a fixed amount in accordance with Articles 5 and 40 of Presidential Decree no. 131 of 26.4.1986.

Executed in Pavia on 29 September 2022

SIGNED for and on behalf of Top Up.

____

Mr. Gianluigi Salerno

(*Managing Director*)

SIGNED for and on behalf of SpeedTelecom1 LLC.

____

Mr. Joshua Travagli

(*Managing Director*)

Pursuant to and to the effects of Articles 1341 and 1342 of the Italian Civil Code, the Customer hereby states that it has read and that it expressly and specifically approves the following clauses of this Agreement:

- Article 3 (*The Customer's Obligations*)
- Article 4 (*Fees and Payments*)
- Article 5 (*TOP UP Equipment*)
- Article 6 (*Limitations of Liability*)
- Article 7 (*Abnormal Traffic Levels*)
- Article 8 (*Duration and Termination of the Agreement. Modifications to Technology and Suspension of the Service*)
- Article 9 (*Assignment*)
- Article 10 (*General Provisions*)

Pavia., 29 September 2022

SIGNED for and on behalf of SpeedTelecom1 LLC

____

Mr. Joshua Travagli

(*Managing Director*)